Exhibit 23.1

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Jarex Solutions Corp. on Form S-1 of our Report of Independent Registered Public Accounting Firm, dated February 20, 2014 on the balance sheet of Jarex Solutions Corp. as of December 31, 2014 and the related statements of operations, changes in shareholder’s deficit and cash flows for the period from Inception (October 28, 2014) to December 31, 2014, which appear in such Registration Statement.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Wheat Ridge, Colorado

February 20, 2015                                                                                            Cutler & Co. LLC